EXHIBIT 12

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       -------------------------
                                                        For the Quarters Ended
                                                               March 31,
                                                       -------------------------
                                                            2002        2001
                                                       -----------  ------------

Earnings as Defined in Regulation S-K (A):

Net Income                                                     $68          $112
Income Taxes                                                    42            77
Fixed Charges                                                  107            72
                                                       -----------  ------------
Earnings                                                      $217          $261
                                                       ===========  ============

Fixed Charges as Defined in Regulation S-K (B):

Total Interest Expense                                        $101           $58
Interest Factor in Rentals                                       3             3
Subsidiaries' Preferred Securities
    Dividend Requirements                                        3            11
                                                       -----------  ------------
Total Fixed Charges                                           $107           $72
                                                       ===========  ============

Ratio of Earnings to Fixed Charges                            2.03          3.63
                                                       ===========  ============

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) Preferred Securities Dividend Requirements of subsidiaries.

                                                                   EXHIBIT 12(A)

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                       -------------------------
                                                        For the Quarters Ended
                                                               March 31,
                                                       -------------------------
                                                           2002         2001
                                                       -----------  ------------

Earnings as Defined in Regulation S-K (A):

Net Income                                                     $68          $112
Income Taxes                                                    42            77
Fixed Charges                                                  109            77
                                                       -----------  ------------
Earnings                                                      $219          $266
                                                       ===========  ============

Fixed Charges as Defined in Regulation S-K (B):

Total Interest Expense                                        $101           $58
Interest Factor in Rentals                                       3             3
Subsidiaries' Preferred Securities
    Dividend Requirements                                        3            11
Preferred Stock Dividends                                        1             3
Adjustment to Preferred Stock Dividends to
    state on a pre-income tax basis                              1             2
                                                       -----------  ------------
Total Fixed Charges                                           $109           $77
                                                       ===========  ============

Ratio of Earnings to Fixed Charges                            2.01          3.45
                                                       ===========  ============

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for Public Service Electric and Gas Company.